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              [PharmChem Laboratories, Inc. Letterhead] Exhibit 3






                                December 1, 1999






To Our Shareholders:

        Your Board of Directors today declared a dividend of Preferred Share Purchase Rights ("Rights"). The Rights will be issued to shareholders of record as of the close of business on November 30, 1999 and will expire in ten years. This letter and the enclosed Summary of Shareholder Rights Agreement describe the Rights Agreement and explain the Board's reasons for adopting it.

        Many other companies have issued Rights similar to the kind we approved today. We consider these Rights to be the best means currently available of protecting the full value of your investment in the Company. The Rights Agreement contains provisions designed to protect shareholders from certain unfair and coercive tactics that have been used in takeovers and open market stock accumulations. The Board determined that the adoption of the Rights Agreement would be beneficial to the Company and its shareholders because it helps assure that the Board has adequate time to evaluate inquiries from third parties regarding possible transactions involving the Company, and if the Board determines that pursuing any such inquiry is in the best interests of the Company's shareholders, to negotiate favorable terms on behalf of the shareholders.

        Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to you, and will not change the way in which the Company's Common Shares are traded. While the Rights dividend is not currently taxable to you or the Company, shareholders may, depending upon their individual circumstances, recognize taxable income when the Rights become exercisable.

        In addition to authorizing the Rights, your Board authorized a new series of junior participating preferred shares which could be issued in the event that the Rights become exercisable. The dividend, liquidation and voting rights of the junior participating preferred shares are designed so that the value of a one one-hundredth interest in a preferred share will approximate the economic value of one share of the Company's Common Shares.




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        These actions are more fully described in the enclosed Summary of
Shareholder Rights Agreement. As the Summary indicates, the Rights will initially trade together with the Company's Common Shares, will be represented by Company Common Share certificates, do not have any voting power, are not currently exercisable and do not become exercisable unless certain acquisition events occur.

        In declaring the Rights dividend, we have expressed our confidence in the Company's future and our commitment to giving you, our shareholders, every opportunity to participate fully in that future.

                                   On behalf of the Board of Directors,






                                   Name: Joseph W. Halligan
                                   Title: President and Chief Executive Officer



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      UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS HELD
      BY A PERSON WHO IS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN TRANSFEREES THEREOF, WHETHER CURRENTLY HELD BY OR ON BEHALF OF
      SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, SHALL BECOME NULL AND VOID.


                          PHARMCHEM LABORATORIES, INC.

                     SUMMARY OF SHAREHOLDER RIGHTS AGREEMENT


      Background. On November 30, 1999, the Board of Directors of Pharmchem Laboratories, Inc., a California corporation (the "Company"), declared a dividend of one preferred share purchase right ("Right") on each outstanding share of the Company's common stock (the "Common Shares") payable to shareholders of record at the close of business on November 30, 1999 (the "Record Date"). Except as described below, each Right, when exercisable, entitles the holder thereof to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Shares (the "Preferred Shares") of the Company at an exercise price of $35.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

      Distribution Date. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (as defined below) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by Common Share certificates.

      Acquiring Person. An "Acquiring Person" is a person or group of affiliated or associated persons who have acquired beneficial ownership of 15% or more of the aggregate number of Common Shares of the Company then outstanding; provided, however that (i) in no event shall the Company, any subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries be deemed to be an Acquiring Person, (ii) no Person who or which, together with all affiliates and associates of such person, was the beneficial owner of 15% or more of the aggregate number of Common Shares of the Company issued and outstanding as of 5:00 p.m., California time, on November 30, 1999 shall be deemed to be an "Acquiring Person"; provided, however, that if such person together with any affiliates and associates of such person, after 5:00 p.m., California time, on November 30, 1999, (A) acquires, in one or more transactions, beneficial ownership of an additional number of Common Shares, and
(B) beneficially owns after such acquisitions 25% or more of Common Shares of the Company then outstanding, then such person shall be deemed to be an "Acquiring Person," (iii) no person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of the Company's Common Shares outstanding, increases the proportionate number of shares beneficially owned by such person to 15% (or, in the case of persons described in clause (ii) of this paragraph, 25%) or more of the Common Shares then outstanding; provided, however, that if a person shall become the beneficial owner of 15% (or, in the case of persons described in clause (ii) of this paragraph, 25%) or more of the Common Shares of the Company then outstanding by reason of share acquisitions by the Company and shall, after such share acquisitions by the Company, (A) acquire, in one or more transactions, beneficial ownership of an additional number of Common Shares which exceeds the lesser



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of 10,000 Common Shares or 0.25% of the then-outstanding Common Shares and (B)
beneficially own after such acquisition 15% (or, in the case of persons described in clause (ii) of this paragraph, 25%) or more of the aggregate number of Common Shares of the Company then outstanding, then such person shall be deemed to be an "Acquiring Person," and (iv) if the Board of Directors determines in good faith that a person who would otherwise be an Acquiring Person has become such inadvertently, and such person divests as promptly as practicable a sufficient number of Common Shares so that such person would no longer be an Acquiring Person, then such person shall not be deemed to be an "Acquiring Person."

      Trading of Rights. The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

      Exercisability. The Rights are not exercisable until the Distribution Date. The Rights will expire on November 30, 2009 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, as described below.

      Exercise Price. The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, assets or capital stock (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. The Company will not be required to issue fractional Common Shares or Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash may be made based on the market price of the Common Shares or Preferred Shares on the last trading day prior to the date of exercise.

      Preferred Shares. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to the greater of (1) a preferential quarterly dividend payment of $1.00 per share, or
(2) an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a preferential liquidation payment of $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Preferred Shares shall be entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share of common stock. Each Preferred Share will have 100 votes, voting together with the Common Shares except as otherwise required by law.



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Finally, in the event of any merger, consolidation or other transaction in which
Common Shares are exchanged, each Preferred Share will be entitled to receive
100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

      Flip-In. If any person or group becomes an Acquiring Person, then each holder of a Right (other than Rights beneficially owned by the Acquiring Person, any Associate or Affiliate thereof (as such terms are defined in the Rights Agreement), and certain transferees thereof, which will be void) will have the right to receive upon exercise of such Right that number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right.

      Flip-Over. If at any time after the time that any person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by the Acquiring Person, any Associate or Affiliate thereof, and certain transferees thereof, which will be void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

      Exchange of Rights. At any time after the time that any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights beneficially owned by such person or group, any Associate or Affiliate thereof, and certain transferees thereof, which will be void), in whole or in part, at an exchange ratio of one Common Share or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

      Redemption of Rights. At any time prior to the time that any person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"), which may (at the option of the Company) be paid in cash, Common Shares or other consideration deemed appropriate by the Board of Directors. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish; provided, however, that no redemption will be permitted or required after the time that any person becomes an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

      Amendment. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may make the Rights redeemable if the Rights are not then redeemable in accordance with the terms of the Rights Agreement or may adversely affect the interests of the holders of the Rights.

      No Rights as Shareholder. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

      Rights Agreement Governs. This Summary is subject to all of the terms, provisions and conditions of the Rights Agreement, as the same may be amended from time to time, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights



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Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A dated December 1, 1999. Copies of the Rights Agreement are also on file at the principal executive offices of the Company and the office of the Rights Agent.



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